Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

MidCarolina Financial Corporation and Subsidiary

Burlington, North Carolina

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2010, with respect to the consolidated financial statements of MidCarolina Financial Corporation and subsidiary as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 included in this Registration Statement on Form S-4 dated February 9, 2011.

Raleigh, North Carolina

February 9, 2011